Exhibit 99.1

Contact:

Jane Ryu

646-822-3700

NEW SENIOR ANNOUNCES “AT-THE-MARKET” OFFERING PROGRAM

NEW YORK — February 26, 2021 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today that it had established an “at-the-market” program through which it may issue and sell, from time to time, up to an aggregate of $100 million of the Company’s common stock. The common stock will be offered and sold in accordance with the Company’s instructions pursuant to a Distribution Agreement, dated February 26, 2021, between New Senior and Morgan Stanley & Co. LLC, BMO Capital Markets Corp., BTIG, LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc. and RBC Capital Markets, LLC, who are acting as sales agents.

Sales of the common stock pursuant to the Distribution Agreement may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended. Sales may also be made by any other method permitted by law, including by means of ordinary brokers’ transactions on the New York Stock Exchange, on any other existing trading market for our common stock, to or through a market maker at prices prevailing at the time of sale or in privately negotiated transactions. The Company intends to use the proceeds from these sales, if any, for general corporate purposes, which may include repayment of debt and investment opportunities.

The Shares will be offered and sold pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-234508) and the related prospectus supplement dated February 26, 2021. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies may be obtained, when available, from Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT NEW SENIOR

New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. New Senior is one of the largest owners of senior housing properties, with 103 properties across 36 states. More information about New Senior can be found at www.newseniorinv.com.

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